EXHIBIT 99.2

AMERICAN EAGLE
OUTFITTERS

Reports October Sales of $96.1 Million

Warrendale, PA, November 4, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended November 1, 2003 decreased 8.3% to $96.1 million, compared to $104.8 million for the month ended November 2, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 18.7% for the October period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 18.1% for the month compared to the corresponding period ended November 2, 2002.

Total sales for the period include $5.6 million from the Bluenotes/Thriftys operation, compared to $5.2 million for the corresponding period last year. The 8.4% sales increase was due to the strengthening of the Canadian dollar compared to a year ago. Bluenotes/Thriftys comparable store sales, which exclude the impact of foreign currency fluctuations, declined 9.2% in October.

Total sales for the third quarter ended November 1, 2003 decreased 0.2% to $373.8 million from $374.5 million for the third quarter ended November 2, 2002. Comparable store sales for the American Eagle Outfitters stores declined 10.4% for the period. Consolidated comparable stores sales, which include American Eagle and Bluenotes/Thriftys stores, declined 10.3% for the period compared to the corresponding third quarter ended November 2, 2002.

Total sales for the third quarter include $22.8 million from the Bluenotes/Thriftys operation, compared to $21.7 million for the corresponding period last year. The 4.8% sales increase was due to the strengthening of the Canadian dollar compared to a year ago. Bluenotes/Thriftys comparable store sales, which exclude the impact of foreign currency fluctuations, declined 9.1% for the third quarter compared to last year.

Year-to-date total sales for the nine-month period ended November 1, 2003 increased 3.2% to $1.003 billion, compared to $971.6 million for the nine month period ended November 2, 2002. Comparable store sales for the American Eagle Outfitters stores declined 7.4% for the period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, declined 7.6% for the nine-month period compared to the corresponding period ended November 2, 2002.

Year-to-date total sales for the nine month period include $57.9 million from the Bluenotes/Thriftys operation, compared to $58.0 million for the corresponding period last year. The 0.3% sales decline was due to a decrease in comparable store sales of 10.6% for the period, partially offset by the strengthening of the Canadian dollar compared to a year ago. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

The Company expects third quarter earnings to be in the range of $0.22 to $0.24 per share, before a goodwill impairment charge of $0.11 per share attributed to the Bluenotes segment. Due to continuing poor performance at Bluenotes, we have estimated an $8 million goodwill impairment at the end of the third quarter. Additionally, we have retained a third party to provide an independent valuation, which may result in an adjustment to this estimate in the fourth quarter. Final third quarter results will be reported on Thursday, November 13th. To listen to the Company's third quarter earnings conference call, please dial 877-601-0864 at least ten minutes before 9:00 a.m. EST on November 13th.

For additional information regarding the Company's October sales results and third quarter earnings guidance, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 15-25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 734 AE stores in 49 states and the District of Columbia, 64 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our third quarter financial forecasts may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857